EXHIBIT 99.1

ATMI Reports Second Quarter and First Half 2010 Financial Results

  2Q revenues: $91.0 million
  2Q earnings per diluted share: $0.24

DANBURY, Conn., July 21, 2010 (GLOBE NEWSWIRE) -- ATMI, Inc. (Nasdaq:ATMI) today reported revenues of $91.0 million for the second quarter of 2010, compared to $60.1 million in the second quarter of 2009. Net income was $7.6 million for the quarter, compared to a loss of $1.7 million for the prior year period. Earnings per diluted share were $0.24, compared to a loss of $0.06 per diluted share in the second quarter of 2009.

For the six months ended June 30, 2010, revenues were $176.3 million, compared with $97.5 million in the same period of 2009. Net income was $16.3 million, with diluted earnings per share of $0.51 for the six months, compared to a net loss of $20.2 million ($0.64 per diluted share) for the same period in 2009, which included $12.5 million of unusual pre-tax charges associated with cost reduction and other activities.

"Our performance in the second quarter was generally consistent with industry trends, with global consumer electronics strength leading the way," said Doug Neugold, ATMI Chief Executive Officer and President. "In addition to the strong performance in our base business, we have begun to achieve Process of Record status for post-CMP and other cleans chemistries developed on our High Productivity Development platform to be used in our customers' leading edge processes. In our LifeSciences business, we won orders for multiple new applications at major producers, indicating the continued acceptance and adoption of single use technologies by an expanding customer base."

"We're demonstrating the effectiveness of leveraging our infrastructure, by having increased second quarter revenues more than 50% year on year, while keeping our SG&A growth rate below 10%," said Tim Carlson, Chief Financial Officer of ATMI. "Gross margins, at just under 48%, reflect strong copper materials growth and favorable product mix."

A conference call (dial-in: 877.766.0748) discussing the Company's financial results and business outlook will begin at 11:00 a.m. Eastern time, July 21, 2010. A replay of the call will be available for 48 hours at 800.642.1687 (access code 52746413). An audio webcast of the conference call will be available for 30 days on atmi.com.

About ATMI

ATMI, Inc. provides specialty semiconductor materials, and high-purity materials handling and delivery solutions designed to increase process efficiencies for the worldwide semiconductor, flat panel, and life sciences industries. For more information, please visit http://www.atmi.com.

The ATMI, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5254

ATMI and the ATMI logo, are trademarks or registered trademarks of Advanced Technology Materials, Inc., in the United States, other countries or both.

Statements contained herein that relate to ATMI's future performance, including, without limitation, statements with respect to ATMI's anticipated results of operations or level of business for 2010 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to, changes in semiconductor industry growth (including, without limitation, wafer starts) or ATMI's markets; competition, problems, or delays developing, commercializing and delivering new products; customer-driven pricing pressure; potential loss of key customers; problems or delays in integrating acquired operations and businesses; uncertainty in the credit and financial markets; ability to protect ATMI's proprietary technology; and other factors described in ATMI's Form 10-K for the year ended December 31, 2009, and other subsequent filings with the Securities and Exchange Commission. Such risks and uncertainties may cause actual results to differ materially from those expressed in our forward-looking statements. ATMI undertakes no obligation to update any forward-looking statements.

ATMI, INC.
SUMMARY STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues	$90,996	$60,095	$176,307	$97,457
Cost of revenues	47,441	36,288	91,063	66,719
Gross profit	43,555	23,807	85,244	30,738
Operating expenses:
Research and development	12,465	8,292	22,188	19,943
Selling, general, and administrative	20,446	18,706	40,418	40,946
Total operating expenses	32,911	26,998	62,606	60,889

Operating income (loss)	10,644	(3,191)	22,638	(30,151)

Other income (expense), net	93	(285)	333	(2,431)

Income (loss) before income taxes	10,737	(3,476)	22,971	(32,582)

Provision (benefit) for income taxes	3,139	(1,732)	6,707	(12,414)

Net income (loss)	$ 7,598	($1,744)	$16,264	($20,168)

Diluted earnings (loss) per share	$0.24	($0.06)	$0.51	($0.64)

Weighted average shares outstanding - diluted	32,027	31,367	32,041	31,385

ATMI, INC.
SUMMARY BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2010	2009
	(Unaudited)
Assets
Cash & marketable securities (1)	$123,999	$97,388
Accounts receivable, net	45,724	44,184
Inventories, net	55,654	53,761
Other current assets	42,440	38,254
Total current assets	267,817	233,587
Property, plant, and equipment, net	118,244	124,609
Marketable securities, non-current (1)	8,444	10,590
Other assets	85,308	90,790
Total assets	$479,813	$459,576

Liabilities and stockholders' equity
Accounts payable	$ 16,496	$ 14,788
Other current liabilities	19,851	14,895
Total current liabilities	36,347	29,683
Non-current liabilities	16,140	18,403
Stockholders' equity	427,326	411,490
Total liabilities & stockholders' equity	$479,813	$459,576

(1) Total cash and marketable securities equaled $132.4 million and $108.0 million at June 30, 2010 and December 31, 2009, respectively.
CONTACT:  ATMI, Inc.
          Dean Hamilton, Director, ATMI Investor Relations &
           Corporate Communications
          Direct: 203.207.9349
          203.794.1100 x4202
          dhamilton@atmi.com